Exhibit (i)(8)

Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103-6996

Phone: (215) 988-2700

Facsimile: (215) 988-2757

www.drinkerbiddle.com

February 1, 2019

Mirae Asset Discovery Funds

625 Madison Avenue, 3rd Floor

New York, New York 10022

RE:      Mirae Asset Discovery Funds

Ladies and Gentlemen:

We have acted as counsel to Mirae Asset Discovery Funds, a Delaware statutory trust (the “Trust”), in connection with the filing of the Post-Effective Amendment No. 58 to the registration statement of the Trust including any amendment thereto (the “Registration Statement”) to register under the Securities Act of 1933 shares of beneficial interest representing interests in the following series of the Trust: Mirae Asset Emerging Markets VIT Fund, Class I; and Mirae Asset Emerging Markets Great Consumer VIT Fund, Class I (collectively, the “Shares”). The Trust is authorized to issue an unlimited number of Shares.

We have reviewed the Trust’s Agreement and Declaration of Trust, as amended, its By-Laws, and resolutions adopted by its Board of Trustees, and have considered such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the State of Delaware and the federal laws of the United States of America.

We have assumed the following for this opinion:

1.          The Shares will be issued in accordance with the Trust’s Agreement and Declaration of Trust, as amended, and By-Laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of the Shares.

Mirae Asset Discovery Funds

2.          The Shares will be issued against consideration therefor as described in the Trust’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value and no par value.

Based on the foregoing, it is our opinion that:

1.          The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and

2.          When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Trust and the holders of the Shares will be entitled, in that capacity, to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 58 to the Registration Statement. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

/s/ DRINKER BIDDLE & REATH LLP
DRINKER BIDDLE & REATH LLP